NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 13, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 01, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of Select Medical Holdings Corporation and Stallion MergerSub Corporation, a wholly owned subsidiary of Stallion Intermediate Corporation, a wholly owned subsidiary of WCAS XIV, L.P., an investment fund affiliated with Welsh, Carson, Anderson & Stowe and a member of a consortium led by Robert A. Ortenzio, Executive Chairman, Co-Founder and Director of the Company, and Martin F. Jackson, Senior Executive Vice President of Strategic Finance and Operations of the Company. became effective before market open on July 1, 2026. Each share of Common Stock of Select Medical Holdings Corporation was converted into USD 16.50 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 01, 2026.